UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2018

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On March 29, 2018, Dr. Ari Azhir notified the Board of Directors (the “Board”) of Jaguar Health, Inc. (the “Company”) of her intention to resign as a member of the Board, effective upon the close of business on March 29, 2018, including from her role as a member of the Audit Committee and Compensation Committee. Dr. Azhir is resigning to focus on other opportunities and her decision did not involve any disagreement with the Company, its management or the Board. Dr. Azhir served as a director of the Company since 2016.

Accordingly, the current composition of the Board’s committees is as follows:

Audit Committee: Messrs. Bochnowski, Micek and Qiu and Dr. Yang

Compensation Committee:  Messrs. Bochnowski, Kamphuis, Micek and Johnson

Nominating Committee: Messrs. Bochnowski, Kamphuis and Micek

In connection with Dr. Azhir’s resignation from the Board and its Committees, the Board (i) accelerated the vesting of 171,838 options held by Dr. Azhir that would otherwise have vested on or before December 31, 2018 and (ii) extended the expiration date of the options granted to date to Dr. Azhir from June 29, 2018 to March 29, 2021.

(d)  Election of New Director

On March 29, 2018, the Board, by resolution as contemplated in the Company’s bylaws, appointed Mr. Jonathan B. Siegel, age 44, to fill the vacancy created by Dr. Azhir’s resignation and serve as Class I director of the Company until the 2019 annual meeting of stockholders or until his successor is elected and qualified.

Mr. Siegel is founder of JBS Healthcare Ventures, which pursues investments in public and private healthcare entities. In 2017 he left Kingdon Capital (“Kingdon”), where he was principal of the firm, a member of the executive committee and the sector head for healthcare. He joined Kingdon in 2011 and has more than 18 years of investment experience. Prior to joining Kingdon, Mr. Siegel was with SAC Capital Advisors from 2005 to 2011, serving as a portfolio manager for healthcare starting in 2007. Before joining SAC, he was an associate director of pharmaceutical and specialty pharmaceutical research with Bear, Stearns & Co., a research associate with Dresdner Kleinwort Wasserstein, specializing in pharmaceuticals, a consultant to the Life Sciences Division of Computer Sciences Corporation; a research associate at the Novartis Center for Immunobiology, Harvard Medical School, Beth Israel Deaconess Medical Center, and a research assistant at Tufts University School of Medicine. Additionally, he previously served on the board of KV Pharmaceutical Company.  Mr. Siegel received a BS in Psychology from Tufts University in 1995 and an MBA from Columbia Business School in 1999.

As previously announced, on March 31, 2017, Napo Pharmaceuticals, Inc. (“Napo”), a wholly-owned subsidiary of the Company, entered into an amended and restated note purchase agreement with certain affiliates of Kingdon (the “Kingdon Entities”), under which remains outstanding approximately $10.1 million in aggregate principal amount of convertible promissory notes (the “Kingdon Notes”) issued by Napo to the Kingdon Entities at a purchase price of $8 million. Napo’s obligations under the Kingdon Notes are secured by a security interest in substantially all of Napo’s assets, including Napo intellectual property.

On April 2, 2018, the Company issued a press release with respect to the appointment of Mr. Siegel to the Board, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01                   Financial Statements and Exhibits

(d)                  Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 2, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: April 2, 2018	By:	/s/ Karen S. Wright
Name: Karen S. Wright
Title: Chief Financial Officer

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